Exhibit 99.1

Coherus BioSciences Mourns the Passing of Board Member Alan C. Mendelson

REDWOOD CITY, Calif., Oct. 11, 2021 (GLOBE NEWSWIRE) — It is with profound sadness that Coherus BioSciences, Inc. (Nasdaq: CHRS) announces the unexpected passing of board member Alan C. Mendelson. He had been a director of the Company since January 2021 and had previously served as external legal counsel since its founding in 2010.

“Alan was truly a titan of the biotech industry, without peer in his discipline, and this is such tremendous loss on so many levels for so many people,” said Denny Lanfear, CEO of Coherus. “His contributions and impact on the industry through its genesis and evolution are difficult to overstate. I am honored to have had him as a decades-long personal friend, inspiring mentor, and the most trusted of advisors.”

Mr. Lanfear continued: “Alan tenaciously advocated for Coherus from the start. His influence on our company is profound, and we are grateful for his wise counsel. On behalf of the entire Coherus team and Board, I offer our deep and heartfelt condolences to the Mendelson family.”

Mr. Mendelson served as a partner at Latham & Watkins LLP from May 2000 to December 2020, where he held several leadership roles, including Co-Chair of the Emerging Companies Practice Group and Global Co-Chair of the Life Sciences Industry Group, and advised numerous private and public companies, primarily in the life sciences industry. Prior to joining Latham & Watkins, Mr. Mendelson was a partner at Cooley LLP from February 1980 to May 2000. From November 1995 to June 1996, he served as acting General Counsel of Cadence Design Systems Inc., a public electronic design automation software and services company. Previously, from April 1990 to April 1991, he served as secretary and acting general counsel of Amgen Inc. Mr. Mendelson previously served on the boards of directors of several public biotech companies including Aviron Inc., CV Therapeutics, Inc., QLT, Inc., and Valentis, Inc. He served as the corporate secretary for Mellanox Technologies, Ltd., Intuitive Surgical, Inc., Corvus Pharmaceuticals, Inc., Eargo, Inc. and 4D Molecular Therapeutics, Inc. In addition to his service on the Coherus board, Mr. Mendelson was General Counsel and Secretary at Blade Therapeutics and a Director of Neuvogen, Inc. He also served on the board of directors of the California Life Sciences Association and the National Kidney Foundation and the boards of trustees of the University of California, Berkeley Foundation and The Buck Institute for Research on Aging. Mr. Mendelson received a B.A. in Political Science from the University of California, Berkeley and a J.D. from Harvard Law School.

About Coherus BioSciences

Coherus is a commercial stage biopharmaceutical company with the mission to increase access to cost-effective medicines that can have a major impact on patients’ lives and to deliver significant savings to the health care system. For additional information, please visit www.coherus.com.

Coherus Contact Information:

Cheston Turbyfill

Vice President, Communications

IR@coherus.com